Exhibit 10.15

CONTRIBUTION AGREEMENT

By and Among,

PENN VIRGINIA RESOURCE LP CORP.,

PENN VIRGINIA RESOURCE GP, LLC,

KANAWHA RAIL CORP.,

PENN VIRGINIA RESOURCE GP CORP.,

and

PENN VIRGINIA GP HOLDINGS, L.P.

Dated as of _________, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II CONTRIBUTION AND DISTRIBUTION TRANSACTIONS

Section 2.1 Distribution of the LTIP Units	3
Section 2.2 Contribution of Interest in PVR GP LLC by PVR GP Corp	3
Section 2.3 Contribution of Interests in the MLP by PVR LP Corp and Kanawha	4
Section 2.4 Public Cash Contribution	4
Section 2.5 Payment of Transaction Expenses by PVG	4
Section 2.6 Issuance of New Certificates	4
Section 2.7 Certificate Legend	4

ARTICLE III ADDITIONAL TRANSACTIONS

Section 3.1 Over-Allotment Option	5
Section 3.2 Purchase of Additional Interests in the MLP by PVG	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of PVR GP Corp, PVR LP Corp and Kanawha	5

ARTICLE V FURTHER ASSURANCES

ARTICLE VI EFFECTIVE TIME

ARTICLE VII INDEMNIFICATION

Section 7.1 Indemnification by the Penn Virginia Parties	7
Section 7.2 Indemnification by PVG	8
Section 7.3 Indemnification Procedure	8

ARTICLE VIII MISCELLANEOUS

Section 8.1 Order of Completion of Transactions	9
Section 8.2 Costs	9
Section 8.3 Headings; References; Interpretation	9
Section 8.4 Successors and Assigns	10

i

Section 8.5 No Third Party Rights	10
Section 8.6 Counterparts	10
Section 8.7 Governing Law	10
Section 8.8 Severability	10
Section 8.9 Amendment or Modification	10
Section 8.10 Integration	10
Section 8.11 Deed; Bill of Sale; Assignment	11

ii

CONTRIBUTION AND CONVEYANCE AGREEMENT

This Contribution and Conveyance Agreement, dated as of _______________, 2006 (this “Contribution Agreement”), is by and among PENN VIRGINIA RESOURCE LP CORP., a Delaware corporation (“PVR LP Corp”), PENN VIRGINIA RESOURCE GP, LLC, a Delaware limited liability company (“PVR GP LLC”), KANAWHA RAIL CORP., a Virginia corporation (“Kanawha”), PENN VIRGINIA GP HOLDINGS, L.P., a Delaware limited partnership (“PVG”), and PENN VIRGINIA RESOURCE GP CORP., a Delaware corporation (“PVR GP Corp”). The above-named entities are sometimes referred to in this Contribution Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.

W I T N E S S E T H:

WHEREAS, PVR GP Corp owns a 100% interest in PVR GP LLC, the general partner of Penn Virginia Resource Partners, L.P. (the “MLP”);

WHEREAS, the PVR GP LLC owns [313,575] common units representing limited partner interests in the MLP (the “LTIP Units”) and the 2.0% general partner interest in the MLP and the incentive distribution rights in the MLP;

WHEREAS, PVR LP Corp owns [6,939,640] common units and [            ] subordinated units representing limited partner interests in the MLP;

WHEREAS, Kanawha owns [535,774] common units and [            ] subordinated units representing limited partner interests in the MLP;

WHEREAS, PVR GP Corp and PVR LP Corp have formed PVG pursuant to the terms of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) for the purpose of facilitating the Offering;

WHEREAS, PVR GP Corp., PVR LP Corp and Kanawha desire to transfer the economic benefits of their existing ownership interests in the MLP GP and the MLP to PVG in order to promote the long-term growth opportunities of the Parties;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken prior to the date hereof:

1.	PVR GP Corp has formed PVG GP, LLC ( “PVG GP”) pursuant to the terms of the Delaware LLC Act and contributed $1,000 to PVG GP in exchange for all of the member interests in PVG GP.

2.	PVR GP Corp and PVR LP Corp have formed PVG pursuant to the terms of the Delaware LP Act and PVR GP Corp contributed $100 to PVG in exchange for a noneconomic general partner interest in PVG and PVR LP Corp contributed $900 to PVG in exchange for a 100% limited partner interest in PVG.

3.	PVR GP Corp has conveyed its noneconomic general partner interest in PVG to PVG GP.

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

4.	PVR GP LLC will distribute (a) the LTIP Units and (b) approximately $[4.1] million in intercompany receivables to PVR GP Corp.

5.	PVR GP Corp will contribute 100% of the interests in PVR GP LLC to PVG in exchange for _____________ PVG Common Units, representing a ______% limited partner interest in PVG.

6.	PVR LP Corp will contribute its __________ common units and __________ subordinated units representing the limited partner interest in the MLP to PVG in exchange for _____________ PVG Common Units, representing a ______% limited partner interest in PVG.

7.	Kanawha will contribute its __________ common units and __________ subordinated units representing the limited partner interest in the MLP to PVG in exchange for _____________ PVG Common Units, representing a ______% limited partner interest in PVG.

8.	In connection with the Offering, the public, through the Underwriters, will contribute $________________ in cash less the Underwriters’ discounts and commissions of $__________ (the “Spread”) and a structuring fee of $________ to PVG in exchange for 6,000,000 PVG Common Units, representing a ______% limited partner interest in PVG.

9.	PVG will (a) pay transaction expenses of approximately $______ million (exclusive of the Spread), (b) retain $_____ million for general partnership purposes and (c) use the balance of the proceeds of the Offering to purchase from the MLP, pursuant to the Units Purchase Agreement, common units and Class B units representing limited partner interests in the MLP.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Contribution Agreement referred to below:

“Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of Delaware.

“Commission” means the U.S. Securities and Exchange Commission.

“Closing” means the closing of the transactions contemplated pursuant to this Contribution Agreement.

“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware, as amended and any successor to such act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended and any successor to such act.

“Effective Time” means immediately prior to the closing of the Offering pursuant to the Underwriting Agreement.

“Offering” means the initial public offering of the PVG Common Units contemplated by the Registration Statement.

“Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, Governmental Authority, unincorporated association or other legal entity.

“PVG Common Units” means the common units representing limited partner interests in PVG.

“Registration Statement” means the Registration Statement on Form S-1 filed with the Commission (Registration No. 333-135686).

“Securities Act” means the Securities Act of 1933, as amended.

“Underwriters” means those underwriters listed in the Underwriting Agreement between Lehman Brothers Inc. and UBS Securities LLC, as representatives of the Underwriters, PVG GP and PVG dated as of _______, 2006.

“Units Purchase Agreement” means the Units Purchase Agreement, dated _________, 2006, between PVG and the MLP.

ARTICLE II

CONTRIBUTION AND DISTRIBUTION TRANSACTIONS

Section 2.1 Distribution of the LTIP Units. PVR GP LLC hereby distributes, grants, contributes, bargains, assigns, transfers, sets over and delivers to PVR GP Corp, its successors and assigns, for its and their own use forever, (a) the LTIP Units and (b) approximately $[4.1] million in intercompany receivables, and PVR GP Corp accepts such LTIP units and intercompany receivables.

Section 2.2 Contribution of Interest in PVR GP LLC by PVR GP Corp. PVR GP Corp hereby grants, contributes, bargains, assigns, transfers, sets over and delivers to PVG, its successors and assigns, for its and their own use forever, a 100% membership interest in the PVR GP LLC (the “Transferred MLP GP Interest”, and together with the limited partner interests in the MLP described in Section 2.3 below, the “Transferred Assets”) in exchange for ________ PVG Common Units, representing a ______ % limited partner interest in PVG.

Section 2.3 Contribution of Interests in the MLP by PVR LP Corp and Kanawha. (a) PVR LP Corp hereby distributes, grants, contributes, bargains, assigns, transfers, sets over and delivers to PVG, its successors and assigns, for its and their own use forever, __________ common units and ________ subordinated units of the MLP, representing a ____% limited partner interest in the MLP to PVG in exchange for ________ PVG Common Units, representing a ______ % limited partner interest in PVG; and (b) Kanawha hereby distributes, grants, contributes, bargains, assigns, transfers, sets over and delivers to PVG, its successor and assigns, for its and their own use forever, __________ common units and ________ subordinated units of the MLP, representing a ____% limited partner interest in the MLP to PVG in exchange for ________ PVG Common Units, representing a ______ % limited partner interest in PVG.

Section 2.4 Public Cash Contribution. The Parties acknowledge a capital contribution by the public, through the Underwriters, to PVG of $_________ in cash, ($_________ after the Underwriters’ Spread of $_________ and $__________ after the payment of the structuring fee of $___________) in exchange for 6,000,000 PVG Common Units representing a ______% limited partner interest in PVG.

Section 2.5 Payment of Transaction Expenses by PVG. The Parties acknowledge (a) the payment by PVG, in connection with the transactions contemplated hereby, of estimated transaction expenses in the amount of $__________ (exclusive of the Spread and the structuring fee), (b) the retention by PVG of $____ million of the net proceeds of the Offering for general partnership purposes and (c) the use by PVG of the balance of the net proceeds of the Offering to purchase from the MLP __________ common units and ________ Class B units representing limited partner interests in the MLP pursuant to the Units Purchase Agreement.

Section 2.6 Issuance of New Certificates. At the Closing, PVG shall issue to each of PVR GP Corp, PVR LP Corp and Kanawha a certificate or certificates, which may be held in book entry form, representing the respective number of PVG Common Units to be issued to each of PVR GP Corp, PVR LP Corp and Kanawha pursuant to Section 2.2 and Section 2.3. Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to PVG in writing at least two Business Days prior to the Closing.

Section 2.7 Certificate Legend. The certificates evidencing the PVG Common Units delivered pursuant to Section 2.2 and Section 2.3 shall bear a legend substantially in the form set forth below and containing such other information as PVG may deem necessary or appropriate:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF THE PARTNERSHIP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B)

TERMINATE THE EXISTENCE OR QUALIFICATION OF THE PARTNERSHIP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE THE PARTNERSHIP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). PVG GP, LLC, THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF THE PARTNERSHIP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

ARTICLE III

ADDITIONAL TRANSACTIONS

Section 3.1 Over-Allotment Option. The Parties acknowledge that in the event the option granted by PVG to the Underwriters to purchase additional PVG Common Units is exercised in whole or in part by the Underwriters (the “Option”), the public, through the Underwriters, will contribute additional cash to PVG in exchange for up to an additional 900,000 PVG Common Units.

Section 3.2 Purchase of Additional Interests in the MLP by PVG. The Parties acknowledge, in the event that the Option is exercised in whole or in part by the Underwriters, PVG will use the net proceeds from the issuance of such additional PVG Common Units to purchase from the MLP up to an additional ________ Class B units, representing limited partner interests in the MLP pursuant to the Units Purchase Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of PVR GP Corp, PVR LP Corp and Kanawha. Each of PVR GP Corp, PVR LP Corp and Kanawha (the “Penn Virginia Parties”) hereby represents and warrants to PVG as follows as of the date of this Contribution Agreement:

(a) Such Penn Virginia Party has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware in the case of PVR GP Corp and PVR LP Corp, and the State of Virginia in the case of Kanawha, with all corporate power and authority necessary to own or hold each such Penn Virginia Party’s properties and conduct the businesses in which each such Penn Virginia Party is engaged and, to execute and deliver this Contribution Agreement and to consummate the transactions contemplated hereby.

(b) As of the date of this Contribution Agreement, following the consummation of the transactions described in Section 2.2, PVG owns 100% of the issued and outstanding member interests in PVR GP LLC; such member interests have been duly authorized and validly issued in accordance with the limited liability company agreement of PVR GP LLC, as amended, restated, supplemented or otherwise modified on or prior to the date on which the Offering is consummated (the “Closing Date”) or any settlement date, and PVG owns such member interests free and clear of all liens, encumbrances, security interests, equities, charges or claims.

(c) As of the date of this Contribution Agreement, following the consummation of the transactions described in Section 2.2, PVG owns [            ] common units and 7,649,880 subordinated units representing limited partner interests in the MLP; such limited partner interests have been duly authorized and validly issued in accordance with the agreement limited partnership of the MLP, as amended, restated, supplemented or otherwise modified on or prior to the Closing Date or any settlement date, and PVG owns such member interests free and clear of all liens, encumbrances, security interests, equities, charges or claims.

(d) All corporate action required to be taken by each of the Penn Virginia Parties or any of their securityholders for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been validly taken.

(e) None of the (i) the execution, delivery and performance of this Agreement by each of the Penn Virginia Parties, or (ii) consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of the certificate of incorporation or bylaws of any Penn Virginia Party, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any Penn Virginia Party is a party or by which any Penn Virginia Party or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any Governmental Authority or body having jurisdiction over any Penn Virginia Party, or any of their respective properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Penn Virginia Party, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a material adverse effect on (i) the transactions contemplated by this Agreement or (ii) the ownership and use by PVG of the Transferred Assets at or after the Effective Time (a “Material Adverse Effect”). “Governmental Authority” means (i) the United States of America, (ii) any state, province, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, province, county, municipality or other governmental subdivision within the United States of America.

(f) No permit, consent, approval, authorization, order, registration, filing or qualification (a “consent”) of or with any Governmental Authority or body having jurisdiction over any Penn Virginia Party or any of their respective properties is required in connection with (i) the execution, delivery and performance of this Agreement by each such Penn Virginia Party, or (ii) the consummation by each such Penn Virginia Party of the transactions contemplated by this Agreement, except for such consents that have been obtained.

ARTICLE V

FURTHER ASSURANCES

From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Contribution Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Contribution Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Contribution Agreement.

ARTICLE VI

EFFECTIVE TIME

Notwithstanding anything contained in this Contribution Agreement to the contrary, none of the provisions of Article II or Article III of this Contribution Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II and Article III of this Contribution Agreement shall be effective and operative in accordance with Article VIII, without further action by any party hereto.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by the Penn Virginia Parties. Subject to the other provisions of this Article VII, each the Penn Virginia Parties, jointly and severally, shall indemnify, defend and hold harmless PVG from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s fees and expert fees) of any and every kind and character (“Losses”), insofar as such Losses arise out of or are based upon:

(a) the failure of any of the Penn Virginia Parties to be the owner of the respective assets transferred to PVG pursuant to the terms of this Contribution Agreement as is necessary for PVG to continue to own all of the Transferred Assets and to derive the benefits therefrom in accordance with the terms of such equity interests;

(b) the failure of any Penn Virginia Party to have at the Effective Time on the Closing Date any consent or approval of a Governmental Authority necessary to allow transfer by such Penn Virginia Party of any of the Transferred Assets; and

(c) all federal, state and local income tax liabilities attributable to the Transferred Assets allocable prior to the Effective Time on the Closing Date, including any such income tax liabilities of any Penn Virginia Party that may result from the consummation of the transactions contemplated by this Contribution Agreement.

Section 7.2 Indemnification by PVG. PVG shall indemnify, defend and hold harmless the Penn Virginia Parties from and against all Losses suffered or incurred by the Penn Virginia Parties arising out of or relating to the Transferred Assets, except with respect to matters for which PVG is entitled to indemnification therefor under Section 7.1.

Section 7.3 Indemnification Procedure.

(a) As used in this Section 7.3, the term “Indemnifying Party” refers to the Penn Virginia Parties, jointly and severally, in the case of any indemnification obligation arising under Section 7.1, and to PVG, in the case of any indemnification obligation arising under Section 7.2; and the term “Indemnified Party” refers to PVG, in the case of any indemnification obligation arising under Section 7.1, and to the Penn Virginia Parties, in the case of any indemnification obligation arising under Section 7.2.

(b) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(c) The Indemnifying Party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VII, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any Governmental Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(d) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to (i) its pursuit of insurance coverage or recoveries with respect to the claims covered by the indemnification under this Article VII and (ii) all aspects of the defense of any claims covered by the indemnification under this Article VII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 7.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VII provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(e) The date on which written notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made within the limitations specified in Section 7.1. No claim for indemnification pursuant to Section 7.1(a) shall be brought or made unless, prior to thirty (30) days after the actual knowledge by the Indemnified Party of the Losses set forth in Section 7.1(a), the Indemnified Party shall have delivered to the Indemnifying Party a good faith written notice to the effect that the Indemnified Party has incurred Losses entitled to be indemnified against under Section 7.1(a), which notice specifies in reasonable detail the amount of such Losses and the nature and basis of such claim.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Order of Completion of Transactions. The transactions provided for in Article II and Article III of this Contribution Agreement shall be completed immediately following the Effective Time in the following order: first, the transactions provided for in Article II shall be completed in the order set forth therein; and second, following the completion of the transactions as provided in Article II, the transactions, if they occur, provided for in Article III shall be completed.

Section 8.2 Costs. PVG shall pay all expenses, fees and costs, including but not limited to, all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, PVG shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article VI.

Section 8.3 Headings; References; Interpretation. All Article and Section headings in this Contribution Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Contribution Agreement, shall refer to this Contribution Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Contribution Agreement. All personal pronouns used in this Contribution Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.4 Successors and Assigns. The Contribution Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 8.5 No Third Party Rights. The provisions of this Contribution Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Contribution Agreement.

Section 8.6 Counterparts. This Contribution Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 8.7 Governing Law. This Contribution Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 8.8 Severability. If any of the provisions of this Contribution Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Contribution Agreement. Instead, this Contribution Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Contribution Agreement at the time of execution of this Contribution Agreement.

Section 8.9 Amendment or Modification. This Contribution Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Contribution Agreement.

Section 8.10 Integration. This Contribution Agreement, the Units Purchase Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Contribution Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Contribution Agreement.

Section 8.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Contribution Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[signature pages follow]

IN WITNESS WHEREOF, the parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

PENN VIRGINIA RESOURCE LP CORP.

By:
Name:
Title:

PENN VIRGINIA RESOURCE GP, LLC

By:
Name:
Title:

KANAWHA RAIL CORP.

By:
Name:
Title:

PENN VIRGINIA RESOURCE GP CORP.

By:
Name:
Title:

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC, its general partner

By:
Name:
Title: